Exhibit 99.1

PLAYBOY ENTERPRISES, INC. ANNOUNCES

CLOSING OF ACQUISITION BY

ICON ACQUISITION HOLDINGS, L.P.

FOR IMMEDIATE RELEASE	Investor and Media Contact:

Playboy Enterprises, Inc.

Martha Lindeman

312-373-2430

marthal@playboy.com

Rizvi Traverse/Icon Acquisitions Holdings, Inc.

Cindy Leggett-Flynn/Justin Dini

Brunswick Group

Phone: 212-333-3810

rizvi@brunswickgroup.com

LOS ANGELES, March 4, 2011 – Playboy Enterprises, Inc., a Delaware corporation (“Playboy”), today announced the closing of its acquisition by Icon Acquisition Holdings, L.P. (“Purchaser”).

Following the previously-announced expiration of the offer to purchase all outstanding shares of Playboy’s Class A common stock and Class B common stock, Purchaser’s wholly owned subsidiary Icon Merger Sub, Inc. (“Sub”) accepted for payment and purchased for $6.15 per share, net to the seller in cash, less any applicable withholding taxes, all shares validly tendered in the offer (excluding shares tendered under guaranteed delivery procedures) and effected a short-form merger with and into Playboy. The merger was effective at 10:29 a.m. Eastern Time on March 4, 2011. Playboy’s Class A common stock was suspended from trading on the New York Stock Exchange prior to the market opening on March 4, 2011, and Playboy’s Class B common stock was suspended from trading on the New York Stock Exchange after the close of business on March 4, 2011. As a result of the merger, all remaining outstanding shares of Playboy’s common stock

(Class A and Class B) have been cancelled and, subject to appraisal rights under Delaware law, have been converted into the right to receive $6.15 per share in cash, the same consideration paid in the offer. Shares validly tendered in satisfaction of guaranteed delivery procedures will also be accepted for payment and promptly paid the same consideration paid in the offer.

As previously announced, affiliates of Rizvi Traverse Management LLC (Rizvi Traverse) and Jefferies & Company, Inc. provided equity and debt financing, respectively, for the transaction. Hugh M. Hefner will remain Editor-in-Chief and Chief Creative Officer of Playboy, with Scott Flanders continuing in his role as CEO. Both Mr. Hefner and Mr. Flanders maintain equity stakes in Playboy through their ownership interest in Purchaser.

Mr. Hefner said, “Today marks the beginning of an exciting era for this company and our iconic brand. I believe this new ownership structure will allow us to further capitalize on the unique and global appeal of the Playboy brand, and I look forward to our future success.”

Mr. Flanders added, “Our partnership with Rizvi Traverse brings Playboy new resources and expertise, which will help us more quickly and efficiently execute on our strategy to transform Playboy into a brand management company. With this transaction completed, we can now turn our full focus on the effective management of our existing operations and the development of new business opportunities.”

Ben Kohn, Managing Partner of Rizvi Traverse’s Los Angeles Office, stated: “We are pleased to partner with Mr. Hefner and Mr. Flanders as this legendary brand enters a new chapter. We believe this team has the right strategy and vision, and now the right ownership structure, to fully realize its potential.”

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About Playboy Enterprises

Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio. Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.

About Rizvi Traverse

Rizvi Traverse is a private investment firm with offices in New York, Los Angeles and Birmingham, MI. Rizvi Traverse partners with management teams to invest in market leading companies across a range of industries. Rizvi Traverse currently has significant investments in the media and entertainment sector. For more information visit www.rizvitraverse.com.